AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made December 19, 2008, between Dollar General Corporation, a Tennessee corporation (the “Company”), and Richard Dreiling (“Executive”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Executive have previously entered into an Employment Agreement by and between the Company and Executive dated as of January 11, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties agree to amend the Employment Agreement, effective as of the date hereof, as follows:

1.

Release; Timing of Severance Payments.  Section 9(a) of the Employment Agreement shall be amended to delete the first sentence thereof and insert the following sentence in replacement thereof:

“On the 60th day after Executive’s termination of employment, but contingent upon the execution and effectiveness of the Release attached hereto prior to such date, and subject to Section 20(r) below, Executive shall be entitled to the following:”

The Company and Executive hereby agree that any severance amounts that would otherwise have been payable during the 60 day period following Executive’s termination of employment shall instead be payable in a single lump sum on the 60th day after Executive’s termination, with the remaining severance payments paid as set forth under Section 9(a).

2.

Section 409A Compliance Generally.  Section 20(r) of the Employment Agreement shall be amended to add a new subclause (v) thereof to read as follows:

“References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).”

3.

Continuation of Employment Agreement in Other Respects.  In all other respects, the Employment Agreement shall remain in full force and effect.

4.

Counterparts.  This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and the year first set forth above.

DOLLAR GENERAL CORPORATION

By:	/s/ Michael M. Calbert
Name:
Title:

EXECUTIVE

/s/ Richard Dreiling
Richard Dreiling